Exhibit 10.1

          Description of Employment Agreements with Executive Officers

     On August 1, 2005, the Company and members of senior management agreed to the terms upon which the Company will enter into an employment agreement with each of Philip S. Payne, chairman of the board, D. Scott Wilkerson, president and chief executive officer, Pamela B. Bruno, vice president, treasurer and chief financial officer, and Eric S. Rohm, vice president and general counsel. The term of each agreement for Messrs. Payne and Wilkerson is three years and continues until terminated by either party upon three years prior written notice of the termination date. For each of Ms. Bruno and Mr. Rohm, the term is one year and continues until terminated by either party upon one year prior written notice of the termination date. Messrs. Payne and Wilkerson will each be paid a base salary of $300,000 per year. Ms. Bruno and Mr. Rohm will each be paid a base salary of $200,000 per year. The board of directors may grant an annual bonus to each executive at its discretion. The executives are also entitled to other customary employment benefits including health and life insurance and paid time off.

     The board also granted restricted stock awards as of August 1, 2005, to the executives discussed above. Messrs. Payne and Wilkerson each received 70,000 shares and Ms. Bruno and Mr. Rohm each received 30,000 shares. The shares vest annually at the rate of 10% per year, subject to applicable change-in-control provisions discussed below. The restricted stock carries all rights of ownership, including the receipt of dividends. The full terms of the restricted stock grants will be included in the employment agreements.

     Upon termination by the Company without cause or by the executive for good reason, not in connection with a change in control, the Company will pay the executive a lump sum equal to (i) the remaining contract term, times (ii) the sum of the executive's current base salary and average annual bonus earned over the three years prior to the effective date of termination. The executives also will be entitled to continued health, life and disability coverage for the remainder of the contract term (or until securing other employment), subject to limitations imposed by tax laws and the Company's plans.

     Upon a change in control (or if the executive is terminated without cause in contemplation of a change in control), each executive will receive (i) a lump sum cash payment equal to his/her current base salary for the remaining contract term (unless the executive is offered and accepts employment with the acquirer),
(ii) the Change-in-Control Premium Payment (as defined below), and (iii) full vesting of all unvested options and restricted stock. The Change-in-Control Premium Payment is a lump sum cash payment equal to the fair market value (determined immediately before the change in control) of the number of shares of the Company's common stock as follows:

Philip Payne                150,000 shares
Scott Wilkerson             150,000 shares
Pamela Bruno                25,000 shares
Eric Rohm                   25,000 shares

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     Note:  The Company is in the  process of  documenting  the oral  agreements described above, which documentation is expected to be completed in the fourth quarter of 2005. This process may include an amendment to the agreements. Any material amendments to the oral agreements will be described in a subsequently filed current report on Form 8-K, and the written agreements are expected to be filed as an exhibit to our annual report on Form 10-K for the year ended December 31, 2005.


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